Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Amneal Pharmaceuticals, Inc., formerly known as Atlas Holdings, Inc.:

We consent to the use of our report dated March 9, 2018, with respect to the consolidated balance sheet of Amneal Pharmaceuticals, Inc., formerly known as Atlas Holdings, Inc., and its subsidiary as of December 31, 2017, and the related consolidated statements of operations, cash flows, and stockholder’s equity for the period from October 4, 2017 (date of inception) to December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 7, 2018